Exhibit 23.1 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

     Form S-8 No. 33-75668, pertaining to the 1993 Long-Term Stock Incentive Plan;

     Form S-8 No. 33-96550, pertaining to the Triad Guaranty Inc. 401(k) Profit Sharing Plan;

     Form S-8 No. 33-69967, pertaining to the Employee Stock Purchase Plan of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedules of Triad Guaranty, Inc., Triad Guaranty, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Triad Guaranty, Inc, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Greensboro, North Carolina
March 10, 2005